Filed pursuant to Rule 433

April 14, 2014

Relating to

Preliminary Prospectus Supplement dated April 14, 2014 to

Prospectus dated April 19, 2012

Registration Statement No. 333-180833

Kimco Realty Corporation

Pricing Term Sheet

Issuer:	Kimco Realty Corporation

Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc., BBB+ (stable) by Standard & Poor’s Ratings Services and BBB+ (stable) by Fitch Ratings, Inc.

Size:	$500,000,000

Pricing Date:	April 14, 2014

Settlement Date:	April 24, 2014 (T+7)

Maturity:	May 1, 2021

Interest Payment Dates:	May 1 and November 1, commencing on November 1, 2014

Coupon:	3.20%

Price to Public:	99.80%

Proceeds to Issuer (before expenses):	$495,875,000

Benchmark Treasury:	2.25% due March 31, 2021

Benchmark Treasury Yield:	2.182%

Spread to Benchmark Treasury:	+105 bps

Yield to Maturity:	3.232%

Redemption Provisions/ Make-whole call:

Prior to March 1, 2021, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+20 bps).  At any time on or after March 1, 2021, the notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AL3/US49446RAL33

Joint Book-Running Managers:	Citigroup Global Markets Inc. UBS Securities LLC Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	J.P. Morgan Securities LLC PNC Capital Markets LLC RBC Capital Markets, LLC

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

Morgan Stanley & Co. LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated April 19, 2012 as supplemented by a preliminary prospectus supplement dated April 14, 2014) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146,  UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.